Exhibit 10.4.1

EXECUTION VERSION

WORKING CAPITAL FACILITY AGREEMENT

This Working Capital Facility Agreement (this “Agreement”) is made as of May 30, 2019, by and among (i) MINERA PLATA REAL, S. DE R.L. DE C.V., a Mexico variable capital company (a “sociedad de responsabilidad limitada de capital variable” in Spanish) (“MPR”), OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V., a Mexico variable capital company, and SERVICIOS SAN JOSÉ DE PLATA S. DE R.L. DE C.V., a Mexico variable capital company, (collectively, the “Borrowers”), (ii) SUNSHINE SILVER MINING & REFINING CORPORATION, a corporation formed under the laws of the State of Delaware (the “Guarantor” or “SSMRC”), and (iii) DOWA METALS & MINING CO., LTD., a corporation incorporated under the laws of Japan (the “Lender” or “Dowa”).

Background

A.                                    Dowa, SSMRC and the Borrowers previously agreed to jointly explore, develop and operate a silver-zinc-lead mine located in the State of Chihuahua, Mexico (the “Los Gatos Project”) by entering into a Unanimous Omnibus Partner Agreement dated January 1, 2015, as amended (the “Partner Agreement”);

B.                                    Dowa and SSMRC directly and indirectly own all of the equity interests of the Borrowers, with Dowa owning 30% and SSMRC owning 70% of such equity interests;

C.                                    Dowa has advanced US$210,000,000 to the Borrowers pursuant to the terms of a loan agreement dated as of July 11, 2017, as amended (the “TL Agreement”);

D.                                    The Lender has agreed to advance an aggregate principal amount up to $60,000,000 to the Borrowers (the “Working Capital Facility”), subject to the terms and conditions set forth herein;

E.                                     The Guarantor has agreed to guarantee 70% of the Working Capital Facility on the terms and subject to the conditions described herein; and

F.                                      The Borrowers, Guarantor and the Lender have agreed to evidence the Working Capital Facility by entering into this Agreement.

Agreements

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1                                                                               Definitions

Any capitalized term used herein that is not otherwise defined shall have the meaning ascribed thereto in the Partner Agreement. For the purposes of this Agreement:

“Agreement” means this agreement as amended, restated or modified from time to time.

“Applicable Interest Rate” means LIBOR plus three percent.

“Arrangement Fee” has the meaning set forth in Section 2.9.

“Banking Day” means any day (other than Saturday or Sunday) on which banks are generally open for business in Denver, Colorado, USA and Tokyo, Japan; provided, that for the purpose of calculating LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars on the London interbank market.

“Collateral” means any Property constituting collateral for the Obligations.

“Default” means any event or condition which, upon notice, lapse of time, or both, would constitute an Event of Default.

“Determination Date” means March 31, June 30, September 30 and December 31 of each year.

“Dowa” has the meaning given in the preamble.

“Excess Cash” means, as of any Determination Date, cash on hand of the Borrowers in excess of reasonable projected working capital and sustaining capital expenditures for the ensuing fiscal quarter calculated in accordance with the current Budget.

“Event of Default” has the meaning set forth in Section 4.1.

“Guarantor” has the meaning set forth in the preamble.

“Guarantee” means the Guarantee, dated as of the date hereof, made by the Guarantor in favor of the Lender, as amended, restated, supplemented or modified from time to time, pursuant to which the Guarantor shall have guaranteed 70% of the Obligations.

“Interest Payment Date” means, the last day of each June and December to occur while the Working Capital Facility is outstanding, and the Maturity Date.

“Interest Period” means (a) initially, the period commencing on the borrowing date with respect to each Advance and ending on the next Interest Payment Date to occur thereafter; and (b) thereafter, each period commencing on the last day of the next Interest Period and ending six months thereafter; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 no Interest Period shall extend beyond the scheduled Maturity Date; and

(c)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“LIBOR” means, in relation to any Advance for any Interest Period, the rate published by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the first day of such Interest Period and having a maturity equal to such Interest Period. In the event that no such rate is available to the Lender, the applicable LIBOR rate for the relevant Interest Period shall be the rate per annum reasonably determined by the Lender to be the rate at which deposits in U.S. dollars, in the approximate amount of such Advance and for a period equal to such Interest Period, would be offered to the Lender by leading banks in the London interbank market at approximately 11:00 a.m., London time, on the date that is the first day of such Interest Period.

“Loan Documents” means this Agreement, the Guarantee and any other agreements, instruments and documents executed and delivered from time to time (both before and after the date of this Agreement) to the Lender by the Borrowers or Guarantor in connection with this Agreement, in each case as amended, supplemented, modified, restated or modified from time to time.

“Los Gatos Project” has the meaning set forth in the recitals.

“Maturity Date” means June 28, 2021.

“MOU” means the Memorandum of Understanding entered into among the parties hereto and dated as of April 16, 2019.

“MPR” has the meaning set forth in the preamble.

“Obligations” means all indebtedness, liabilities and other obligations of the Borrowers to the Lender hereunder or under any other Loan Document, whether actual or contingent, direct or indirect, matured or not, now existing or arising hereafter.

“Partner Agreement” has the meaning set forth in the recitals, as it may be amended, restated, supplemented or modified from time to time.

“Property” means all types of real, personal or mixed property and all types of tangible or intangible property of the Borrowers.

“Security” means the encumbrances created by the Security Documents.

“Security Documents” mean the documents listed on Schedule 1 and any other agreement or instrument providing for Collateral for the Obligations, whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement that are executed to guarantee and/or govern and/or secure all or any part of the Working Capital Facility, interest thereon and, in general, providing the Lender with Collateral for the Obligations (whether or not any such document also secured moneys from time to time owing pursuant to any other document or agreement).

“SSMRC” has the meaning set forth in the preamble.

“TL Agreement” has the meaning set forth in the recitals, as it may be amended, restated, supplemented or modified from time to time.

“Working Capital Facility” has the meaning set forth in the recitals.

1.2                                                                               Invalidity, etc.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.3                                                                               Currency

All monetary amounts in this Agreement are stated in U.S. dollars.

ARTICLE 2

ADVANCES; PAYMENTS

2.1                                                                               Advances

2.1.1                     Subject to the terms and conditions hereof, and so long as no Default or Event of Default has occurred and is continuing, the Lender agrees to make advances to the Borrowers (each an “Advance” and, collectively, the “Advances”); provided that: (a) at no time shall the aggregate principal amount of all Advances exceed $60,000,000, and (b) the Lender will not be required to make more than one Advance in any two-month period; provided that, in the two-month period commencing on the date hereof, the Lender may make two Advances of $12,000,000 each, so long as all conditions precedent set out in Section 3.4.1 and 3.4.2 herein have been satisfied in respect of the second Advance.

2.1.2                     Subject to Section 2.1.3, each Advance shall be paid to the Borrowers in accordance with written direction provided to the Lender at least five Business Days prior to the requested Advance.

2.1.3                     The Borrowers will provide 60 days’ prior written notice for any re-borrowing of Advances that have been repaid.

2.2                                                                               Interest

2.2.1                     Interest shall accrue on the outstanding principal amount of each Advance at a rate per annum equal to the Applicable Interest Rate.

2.2.2                     Interest will accrue from day to day, and will be calculated on the basis of the number of days elapsed and on the basis of a year of 360 days.

2.2.3                     All interest accrued under this Agreement shall be payable on each Interest Payment Date.

2.3                                                                               Evidence of Obligations

The Lender shall maintain an account evidencing the indebtedness and liabilities of the Borrowers hereunder and the amounts of principal, interest and other amounts owing and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account shall be conclusive evidence of the existence and amounts of the obligations of the Borrowers therein recorded, absent manifest error.

2.4                                                                               Manner of Payment

All payments of principal, interest or other amounts payable hereunder by the Borrowers shall be made on the date specified herein (which if not a Banking Day, shall be the next following Banking Day). All payments with respect to this Agreement are to be made in lawful money of the United States of America in immediately available funds free and clear of, and without deduction for, certain present and future taxes, levies, imposts, duties, fees, assessments or other charges, and all interest, penalties and liabilities with respect thereto.

2.5                                                                               Repayment

2.5.1                     The entire principal amount of the Working Capital Facility together with all accrued and unpaid interest thereon shall be fully due and payable on the Maturity Date.

2.6                                                                               Prepayment

2.6.1                     The Borrowers may prepay all or part of any amounts payable under this Agreement, including interest, without premium or penalty at any time from time to time. Principal amounts prepaid may be re-borrowed.

2.6.2                     On the day that is five Business Days after each Determination Date, the Borrowers shall prepay all or any amounts payable under this Agreement with Excess Cash.

2.7                                                                               Application of Payments

All amounts prepaid or repaid shall be applied firstly in reduction of the accrued and unpaid interest then outstanding in respect of the principal amount being prepaid or repaid and thereafter in reduction of the principal amount of the Working Capital Facility then outstanding.

2.8                                                                               Use of Proceeds

The Borrowers shall use all amounts advanced by the Lender under this Working Capital Facility for the sole purpose of funding the working capital and sustaining capital expenditures of the Los Gatos Project, including for the purpose of funding to cover any delayed value added tax refunds.

2.9                                                                               Arrangement Fee

SSMRC will pay an arrangement fee to the Lender within five Business Days after the last date of each Determination Date, calculated as 15.0% per annum of 70.0% of the average daily principal amount outstanding under the Working Capital Facility during such fiscal quarter (the “Arrangement Fee”).

ARTICLE 3

REPRESENTATIONS AND COVENANTS; SECURITY

3.1                                                                               Representations of Borrowers and Guarantor

Each Borrower and Guarantor represents and warrants to the Lender as follows:

(i)                                     Such Person has full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all its Obligations hereunder and thereunder.

(ii)                                  This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by such Person, and this Agreement and the other Loan Documents to which it is a party constitute the legal, valid and binding obligation of such Person enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(iii)                               The execution, delivery and performance of this Agreement and of the other Loan Documents to which it is a party (A) are within such Person’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Person’s Constating Documents, (B) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Authority, (C) will not require the Consent of any Governmental Authority or any other Person, and (D) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under the provisions of any agreement, instrument, or other document to which such Person is a party or by which it or its property is a party or by which it may be bound.

3.2                                                                               Guarantee

Guarantor shall unconditionally guaranty, as a primary obligor and not merely as a surety, the due and punctual payment and performance of 70% of the Obligations pursuant to the terms of the Guarantee.

3.3                                                                               Security

3.3.1                     Each of the parties hereto acknowledges and agrees that this Agreement is a “Loan Document” under the TL Agreement. The Obligations under this Agreement are secured by the Security Documents (as defined therein) and any Event of Default under this Agreement shall be an Event of Default under the TL Agreement. Any proceeds realized from the collateral pledged pursuant to the Security Documents shall be applied first to the “Obligations” under the TL Agreement, and second to the Obligations under this Agreement.

3.3.2                     The Borrowers will grant additional Security to the Lender by executing and delivering the Security Documents to the Lender.

3.3.3                     The Security granted under the Security Documents constitutes a valid security interest on the Property ranking second in priority only to the Security (as defined in the TL Agreement), which constitutes a valid first priority security interest in favor of the Lender.

3.4                                                                               Conditions Precedent

3.4.1                     The obligations of the Lender to provide the initial Advance up to $12,000,000 under this Agreement are subject to the prior or contemporaneous fulfillment of each of the following conditions, unless otherwise agreed in writing by Lender:

(a)                                 The transactions contemplated under Sections 2.1, 2.2 and 2.3 of the MOU shall have been completed to the Lender’s satisfaction, acting reasonably; and

(b)                                 The Lender shall have received duly executed copies of the Security Documents and the Guarantee.

(c)                                  No Default or Event of Default will have occurred and be continuing.

3.4.2                     The obligations of the Lender to provide any subsequent Advance under this Agreement are subject to the prior or contemporaneous fulfillment of each of the following conditions, unless otherwise agreed in writing by Lender:

(a)                                 The Lender shall have received legal opinions of counsel to the Borrowers addressed to the Lender, including opinions of enforceability and capacity;

(b)                                 All registration, filing or recording documents necessary to preserve, protect or perfect the enforceability and second priority of the Security shall have been completed all satisfactory in form and substance to the Lender, including but not limited to ratification of the Security Documents (apostilled and translated into Spanish) before a Mexican Notary Public and entry into applicable public registries.

(c)                                  The escrow account arrangements described in Section 2.5 of the MOU shall have been completed to the Lender’s satisfaction, acting reasonably.

(d)                                 The Debt Service Reserve Account and the Operating Capital Reserve Account, each as defined in the TL Agreement, shall have been opened with a financial institution acceptable to the Lender, and such financial institution and the Lender shall have entered into a control agreement with respect to such accounts, in form and substance satisfactory to Lender.

(e)                                  No Default or Event of Default will have occurred and be continuing.

ARTICLE 4

EVENTS OF DEFAULT AND REMEDIES

4.1                                                                               Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

4.1.1                     default by the Borrowers in payment when due of (i) the principal or interest or (ii) any other amounts owing under this Agreement, including but not limited to the Arrangement Fee, and the expiration of seven Business Days after written notice of such default from Lender to Borrowers;

4.1.2                     default by the Borrowers in the performance or observance of any other covenant, condition or obligation contained in this Agreement or any other Loan Document and the expiration of ten days after written notice of such default by Lender to Borrowers; provided that if such failure is not reasonably susceptible of cure within such ten day period and Borrowers commence to cure such failure within such ten day period and thereafter diligently pursue such cure Borrowers shall have an additional period, not to exceed 30 days, to complete such cure;

4.1.3                     a Borrower admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

4.1.4                     any Borrower institutes any proceeding, or any proceeding is commenced against or involving such Borrower:

(a)                                 seeking to adjudicate such Borrower bankrupt or insolvent,

(b)                                 seeking liquidation, dissolution, winding up, reorganization, arrangement, protection or relief of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, compromise of debts or other similar laws; or

(c)                                  seeking appointment of a receiver, trustee, agent, custodian or other similar official for such Borrower or for any part of such Borrower’s property and assets;

and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed and unstayed more than 45 days from the institution of such first mentioned proceeding;

4.1.5                     any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any material property and assets of a Borrower, which execution, distress or other enforcement is not paid, stayed, discharged, released or dismissed within 30 days from the date of entry; or

4.1.6                     the occurrence of any Event of Default (as defined in the TL Agreement) or Default (as defined in the Partner Agreement).

4.2                                                                               Remedies Upon Default

Upon the occurrence of any Event of Default, all Obligations shall be immediately due and payable, all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonor or any other action. The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law or by any of the Loan Documents.

4.3                                                                               Overdue Amounts

All overdue amounts owing or deemed to be owing hereunder, whether in respect of principal, interest, expenses or otherwise, both before and after judgment shall bear interest thereon at a rate per annum that is equal to the Applicable Interest Rate plus 2% per annum. Such interest on overdue amounts shall accrue from day to day, be payable in arrears on demand and shall be compounded monthly on the last Banking Day of each calendar month.

ARTICLE 5

GENERAL

5.1                                                                               Indemnity and Expenses

5.1.1                     The Borrowers shall, jointly and severally, indemnify, pay and save harmless the Lender and each of its officers, directors, Affiliates, attorneys, employees and agents (each, an “Indemnified Party”) for all losses, costs, expenses, damages and liabilities which the Lender may sustain or incur under or in connection with this Agreement, in each case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party.

5.1.2                     The Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Lender, including all reasonable attorneys’ fees in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Loan Documents or any amendments, modifications or waivers thereof.

5.2                                                                               Amendment and Waiver

No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrowers or Guarantor from any provision thereof is effective unless it is in writing and signed by the Lender. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

5.3                                                                               Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by e-mail or by hand-delivery as hereinafter provided. Any such notice shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this Section 5.3. Notices and other communications shall be addressed as follows:

5.3.1                     if to any Borrower or Guarantor:

Sunshine Silver Mining & Refining Corporation

1660 Lincoln Street, Suite 2750

Denver, Colorado 80264

USA

Attention: Roger Johnson

Telephone: +1 (303) 784-5334

Email: rjohnson@ssmines.com

with a copy to:

Polsinelli PC

1401 Lawrence Street, Suite 2300

Denver, Colorado 80202

Attention: Jeffrey Reeser

Email: jreeser@polsinelli.com

Telephone: +1 (303) 256-2726

5.3.2                     if to the Lender:

Dowa Metals & Mining Co., Ltd.

14-1, Sotokanda 4-chome

Chiyoda-Ku, Tokyo

101-0021, Japan

Attention: Hideo Kudo

Director, General Manager

Resource Development & Raw Materials Department

Telephone: +81 3-6847-1201

Facsimile: +81 3-6847-1211

Email: kudoh@dowa.co.jp

with a copy to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

USA

Attention: Don Bell

Telephone: +1 (212) 880-6118

Facsimile: +1 (212) 682-0200

Email: dbell@torys.com

5.4                                                                               Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and replaces any prior understandings or arrangements pertaining to the loans made hereunder. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to herein. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement.

5.5                                                                               Severability

The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

5.6                                                                               Counterparts

This Agreement may be executed in counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.

5.7                                                                               Governing Law

This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and be governed by the internal laws of the state of New York without regard to its conflicts of laws principles.

5.8                                                                               Waiver Of Jury Trial; Submission to Jurisdiction; Venue

5.8.1                     The parties hereto each hereby knowingly, voluntarily and intentionally waive the right either of them may have to a trial by jury of, under or in connection with this Agreement.

5.8.2                     Each party irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York and of the United States district courts located in the County of New York for any lawsuits, actions, or other proceedings arising out of or relating to this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action, or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States district courts located in the County of New York, and further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action, or other proceeding brought in any such court has been brought in an inconvenient forum.

5.9                                                                               Further Assurances

Whether before or after the happening of an Event of Default, the Borrowers shall at their own expense do, make, execute or deliver all such further acts, documents and things in connection with this Agreement and the Loan Documents as the Lender may reasonably require from time to time for the purpose of giving effect thereto, all promptly upon the request of the Lender.

5.10                                                                        Amendments; Assignability

All amendments to this Agreement must be in writing and signed by the parties hereto. This Agreement shall not be assignable by any Borrower or Guarantor without the prior written consent of the Lender and any attempted assignment without such consent shall be null and void. This Agreement is not intended to confer any benefits upon or create any rights in favor of any person other than the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective duly authorized Agreement as of the date set forth above.

Borrowers:

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
	Name:	Roger Johnson
	Title:	Treasurer

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
	Name:	Roger Johnson
	Title:	Treasurer

SERVICIOS SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
	Name:	Roger Johnson
	Title:	Treasurer

Guarantor:

SUNSHINE SILVER MINING & REFINING CORPORATION

By:	/s/ Stephen Orr
	Name:	Stephen Orr
	Title:	Chief Executive Officer

Lender:

DOWA METALS & MINING CO., LTD

By:	/s/ Toshiaki Suyama
	Name:	Toshiaki Suyama
	Title:	President

SCHEDULE 1

1. Contrato de Prenda — Maquinaria y Equipo

2. Garantía Corporativa

3. Contrato de Prenda de Partes Sociales

4. Garantía Hipotecaria Dowa